NORTHERN FUNDS

SUB-ADVISORY AGREEMENT

Multi-Manager Global Listed Infrastructure Fund

Sub-Advisory Agreement (this “Agreement”) entered into as of the 10th day of December, 2021, by and among Northern Trust Investments, Inc. (the “Adviser”), and KBI Global Investors (North America) Ltd., a Irish Incorporated Private Co. limited by shares organized under the laws of the Ireland (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into a Management Agreement with Northern Funds (the “Trust”) dated as of June 30, 2014 (“Management Agreement”), relating to the provision of portfolio management and administration services to the Multi- Manager Global Listed Infrastructure Fund (the “Fund”);

WHEREAS, the Management Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Management Agreement to one or more sub-advisers;

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Sub-Advisory	Services.

(a)

The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b)

The Sub-Adviser shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Fund, as the Adviser may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”) that have been furnished in writing to the Sub-Adviser, (ii) the asset diversification tests applicable to regulated investment companies pursuant to section 851(b)(3) of the Internal Revenue Code, (iii) the written instructions and directions received from the Adviser and the Trust as delivered; and (iv) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 1(b), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.

(c)

Absent instructions from the Adviser or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders on a consistent basis, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser.

(d)

The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the Trust’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

(e)

The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“ Trust CCO”) or his or her delegatee promptly (and in no event more than 10 business days) the following:

(i)	a report of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv)

an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

(f)

The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities on a consistent basis. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.

(g)

For the purposes of research, the Sub-Adviser shall operate a research payment account which shall be used by it to purchase third party research used in providing portfolio management services to the Trust (the “Research Payment Account”). The Research Payment Account shall be operated in accordance with the conditions set down in the Regulations, which conditions include, but are not limited to the following:

(i)

the parties agreeing in writing (i) the amount of the estimated research charge to be borne by the Trust, (ii) the frequency with which the research charge will be charged to the Trust, (iii) how any increases in the research budget will be implemented and (iv) the manner in which surpluses in the Research Payment Account shall be dealt with

(ii)

On request from the Adviser, the Sub-Adviser shall provide a summary of the providers paid from the Research Payment Account, the total amount they were paid over a defined period, the benefits and services received by the Sub-Adviser and how the total amount spent from the Research Payment Account compares to the budget set by the Sub-Adviser for the relevant period, noting any rebate or carrying forward of any residual funds remaining in that account;

(iii)

the Sub-Adviser shall provide a copy of its policy on how it assesses the quality of the research it purchases, how this research may benefit the clients of the Sub-Adviser and, the approach the Sub-Adviser will take to allocate costs of such third party research fairly across its clients; and

(iv)

the Sub-Adviser may delegate the administration of the Research Payment Account to a third party in accordance with the requirements set down in the Regulations and shall notify the Adviser if such delegation occurs

(h)

The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(i)

The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the Adviser and the Trust or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Fund or any other assets managed by the Adviser.

(j)

The Sub-Adviser shall furnish the Adviser and the administrators of the Trust (together, the “Administrators”) weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser, the Administrators to the Trust, and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Advisers relating directly to the Fund. The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by them from time to time, including without limitation all material requested by or required to be delivered to the Board.

(k)

Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

(l)

The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide to the Trust CCO or his or her delegate notice of any deficiencies that are identified by the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Sub-Adviser and that relate to the services provided by the Sub-Adviser to the Fund pursuant to this Agreement. The Sub-Adviser shall provide such notification within a reasonable period after receiving the correspondence. The Sub-Adviser shall provide additional information with respect to such deficiencies as is reasonably requested by the Trust CCO or his or her delegatee.

(m)

The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(n)

The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(o)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

(p)

The Sub-Adviser shall promptly notify the Adviser in advance of any partner, member, officer or employee of (i) the Sub-Adviser, or (ii) any person controlling, controlled by, or under common control with, the Sub-Adviser, taking any seat on the board of any issuer whose securities are held by the Fund.

(q)

In order to satisfy Irish anti-money laundering and terrorist financing requirements, the Adviser shall cooperate and supply such information as may be reasonably requested by the Sub-Adviser from time to time to enable the Sub-Adviser to comply with such requirements.

(i)

The Adviser and/or the Fund’s transfer agent has adopted and implemented procedures, including obtaining client identity information, reasonably designed to comply with all applicable United States of America (United States) laws and regulations relating to anti-money laundering. .

(ii)

(iii)

The Adviser represents that it is aware of the specific restrictive measures directed against certain persons and entities with a view to combating terrorism, in particular pertaining to the United Nations, European Commission or Council and the United States of America (OFAC) Resolutions.

(iv)

The Adviser authorizes the Sub-Adviser to communicate, for the purposes of combating money laundering and terrorism, information that is in the public domain in connection with the Adviser to other Amundi companies within the Amundi Group and to entities within the Crédit Agricole S.A. group.

(v)

The Adviser acknowledges that the Sub-Adviser is subject, and strictly adheres, to all applicable anti-money laundering laws and international embargoes and sanctions issued by competent entities and/or authorities and notably the United Nations, European Union and United States of America (OFAC). Therefore, the Sub-Adviser may, in appropriate circumstances and upon written notice to the Adviser, delay acting on the Adviser’s instructions effecting payments/transactions and/or otherwise and in such instances, the Sub-Adviser bears no liability whatsoever for any losses suffered and/or incurred by the Adviser or otherwise.

2. Representations	and Warranties of the Parties

(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)

The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(iii)

The Sub-Adviser will carry at all times professional errors and omissions liability insurance with carriers approved by the Adviser covering services provided hereunder by the Sub-Adviser in an appropriate amount, which insurance shall be primary to any insurance policy carried by the Adviser;

(iv)

The Sub-Adviser will furnish the Adviser with certificates of insurance in forms and substance reasonably acceptable to the Adviser evidencing the coverages specified in paragraph 2(a)(iii) hereof and will provide notice of termination of such coverages, if any, to the Adviser and the Trust, all as promptly as reasonably possible. The Sub-Adviser will notify the Adviser promptly, and in any event within 10 business days, when the Sub-Adviser receives notice of any termination of the specified coverage; and

(v)	This Agreement has been duly authorized and executed by the Sub-Adviser.

(b)	The Adviser represents and warrants to the Sub-Adviser as follows:

(i)	The Adviser is registered under the Advisers Act; and

(ii)	Each of the Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser.

3.    Obligations of the Adviser.

(a)

The Adviser shall provide (or cause the Fund’s Custodian (as defined in Section 3 hereof) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)

The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

4.    Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

5.    Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval (which approval shall not be unreasonably withheld) at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public that refer to the Sub-Adviser in any way. If the Adviser does not receive a response from the Sub-Adviser with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Sub-Adviser. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type of marketing material, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name without the prior consent of the Adviser.

6.    Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 1 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund.

7.    Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

8.    Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

9.    Liability and Indemnification.

(a)

Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement.

(b)	Indemnification.

(i)

The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder.

(ii)

The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or their representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

10.    Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

(a)

unless otherwise terminated, this Agreement shall continue in effect until June 30, 2022, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement; and

(d)	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser.

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11.    Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

12.    Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.

13.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10 (c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14.    Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

15.    Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule as requested by regulatory authorities having jurisdiction over a party rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

16.    Client Information Security: Pursuant to the Gramm-Leach-Bliley Act, the Sub-Adviser agrees to implement reasonable measures that are designed to:

1)    Ensure the security and confidentiality of any of the Fund’s shareholder personal information (“Shareholder Information”) in Sub-Adviser’s possession or control;

2)    Protect against any anticipated threat or hazards to the security or integrity of Shareholder Information;

3)    Protect against unauthorized access to or use of Shareholder Information that could result in substantial harm or inconvenience to any Fund shareholder; and

4)    Ensure the proper disposal of Shareholder Information.

The Sub-Adviser also agrees to notify Adviser as soon as possible of any security breach or acquisition of Shareholder Information by an unauthorized person.

17.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina B. Staley
Name:	Nina B. Staley
Title:	Senior Vice President

KBI GLOBAL INVESTORS (NORTH AMERICA) LTD.

By:	/s/ Blake Geoff
Name:	Blake Geoff
Title:	Head of Bus Dev & Client Service

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Adviser and determined in accordance with the following provisions:

1. Sub-Adviser’s Fee. The Sub-Adviser’s fee shall be calculated quarterly and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar quarter times (b) the “Aggregate Assets Fee Rate” divided by four . If the Sub-Adviser provides investment advisory services for less than a full calendar quarter, the fee will be pro-rated based on the actual number of days during the quarter that the Sub-Adviser provided services to the Fund divided by 90. The Adviser shall pay the Sub-Adviser’s fee quarterly in arrears and within 60 days after the end of the applicable calendar quarter.

2. Definitions.

(a) “Valuation Date” shall mean (i) each day in each month for the Sub-Advised Assets; and (ii) the close of business on the last day of each month for the “Other Accounts.”

(b) “Other Accounts” shall mean all of the accounts and funds, other than the Sub-Advised Assets, managed by the Sub-Adviser for or on behalf of Northern Trust Investments, Inc. and/or its affiliates that have a substantially similar investment strategy for which the Sub-Adviser is being engaged pursuant to this Agreement.

(c) “Aggregate Assets Fee Rate” shall mean the quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities Exchange Commission.]

(e) “Aggregate Assets” shall mean the value of the Sub-Advised Assets and the Other Accounts on the Valuation Date during the applicable calendar quarter. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator.

(f) “Sub-Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.

KBI Addendum

This Appendix contains important information for all clients on KBI Global Investors (North America) Ltd. (“KBIGINA” or the “Investment Manager” or “Sub-Adviser”) and The European Union (Markets in Financial Instruments) Regulations 2017 (the “Regulations”), which became effective from 3 January 2018.

The Regulations implement Directive 2014/65/EU of the European Parliament and of the Council on Markets in Financial Instruments (“MiFID II”) and Regulation (EU) No.600/2014 of the European Parliament and of the Council into Irish law. MiFID II is supplemented by, inter alia, the following Delegated Acts of the European Commission: Commission Delegated Regulation (EU) 2017/565, Commission Delegated Regulation (EU) 2017/567 and Commission Delegated Directive (EU) 2017/593.

The Regulations are intended to improve standards of investment services provided by investment management firms located and regulated in the EU to its clients. Investor protection rules are harmonised at an EU level so that investors, wherever they are residing, can feel confident in using the services of investment firms in any EU Member State, and benefit from increased protection, increased transparency and increased competition.

(i)	Regulation and Group Structure

KBI Global Investors Limited (“KBIGI”) and its subsidiary KBI Global Investors (North America) Ltd (“KBIGINA”) and collectively “KBI” or “we “or the “Company” are authorised and regulated as investment firms by the Central Bank of Ireland (the “Central Bank”), which has its address at New Wapping Street, North Wall Quay, Dublin 1. Both KBIGI and KBIGINA have their registered address at 3rd Floor, 2 Harbourmaster Place, IFSC, Dublin 1.

KBIGI is a member of the Amundi Group.

(ii)	Client Categorisation

The Regulations recognise that investors have different levels of knowledge, skill and expertise and that the rules covering investor protection (such as information to clients, order handling, suitability, investment advice, inducements and conflicts of interest) should reflect this.

Based on your regulatory status as a registered investment adviser with the SEC, you have been categorised as a Professional Client for any MiFID service we will provide to you. Briefly, the Regulations consider that a Professional Client has the experience, knowledge and expertise to make its own investment decisions and to assess any relevant risks in this regard.

Under the Regulations, you may request a change to Retail Client or Eligible Counterparty classification but we are not required to agree to such requests. Should you require any further information on your categorisation, please do not hesitate to contact us. Otherwise no further action is required on your part.

(iii)	Services

The Investment Manager provides portfolio management services in respect of the following financial instruments:

a. Transferrable securities;

b. Money-market instruments;

c. Units in collective investment undertakings; and

d. FX forward contracts.

(iv)	Financial Instruments

Under the Regulations the Investment Manager is required to inform its clients that Financial Instruments carry certain risks. A summary of information on Financial Instruments is set out in Schedule 1 to this Exhibit.

(v)	Suitability

In order to offer an advisory service, the Investment Manager is required to obtain as much investment related information from you, the Adviser, as is necessary. If you fail, in our opinion, to provide adequate information, the Investment Manager may decline to provide services to you. To ensure the information is accurate and up to date, the Adviser is required to provide the information on an on-going basis, at the Investment Manager’s request. As you are a professional client, the Investment Manager shall assume that the Adviser has the necessary level of investment experience and knowledge in order to understand the risks involved in the relevant service provided by the Investment Manager.

(vi)	Material Interests, Potential Conflicts of Duty and Inducements

The Adviser’s attention is drawn to the fact that the Investment Manager is active in the management of a number of clients’ assets. In conducting such services, the Investment Manager, its affiliates or other persons connected with it or its other clients may have an interest, relationship or arrangement that is material or contrary to the service that the Investment Manager provides to you. In this regard the Investment Manager acknowledges its responsibility to effectively identify and prevent or manage any conflicts of interest that may arise bearing in mind the best interests of its clients. In particular, our employees are required to comply with a policy of independence and to disregard any such interests when providing services to clients.

The Investment Manager acknowledges its legal and regulatory responsibility to effectively identify and to prevent or manage actual or potential conflicts of interest which entail a risk of damage to the interests of the Investment Manager. The Investment Manager has and will maintain arrangements to identify and prevent or manage such conflicts of interests within the Investment Manager, between the Investment Manager and the Adviser and between the Adviser and other clients of the Investment Manager. The Investment Manager has implemented a Conflicts of Interest Policy in order to manage such situations. The policy is available on our website at the following address: www.kbiglobalinvestors.com.

The Investment Manager commits to disclose to clients the general nature and / or source of conflicts where there is a potential risk of damage to clients’ interests and where the Investment Manager’s arrangements to manage such conflicts may not be sufficient to ensure, with reasonable confidence, that the Adviser will not be disadvantaged. Any disclosures will be made before undertaking the business with the Adviser.

As required under the Regulations, the Investment Manager will transfer to you any fees, commissions or non-monetary benefits received from any third party as soon as reasonably possible after receipt. It may retain minor non-monetary benefits that it receives where such benefits enhance the quality of service provided to the Adviser, are reasonable and proportionate and do not influence its duty to act in the Adviser’s best interests.

These minor non-monetary benefits may include:

•

written material from a third party that is commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the company, or where the third party firm is contractually engaged and paid by the issuer to produce such material on an ongoing basis, provided that the relationship is clearly disclosed in the material and that the material is made available at the same time to any investment firm wishing to receive it or to the general public;

•	participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service; and/or

•	hospitality of a reasonable de minis value, such as food and drink during a business meeting or conference, seminar or other training events.

Where permitted by the Regulations, the Investment Manager may pay fees, commissions or provide non-monetary benefits to any third party. Details of the nature and amount of any such monetary or non-monetary benefit shall be disclosed to the Adviser as required under the Regulations.

(vii)	Basis of Dealing and Best Execution

In effecting transactions for the Adviser, the Investment Manager shall comply with the requirements in the Regulations to take all sufficient steps in executing relevant transactions for its clients to deliver the best possible result. These steps are documented in the Investment Manager’s Best Execution Policy which is available upon request. The Adviser acknowledges receipt of information about the Investment Manager’s Best Execution Policy, and by signing this Agreement, the Adviser consents to having orders executed as set out in the Investment Manager’s Best Execution Policy. Further information on the entities the Investment Manager selects to provide order execution services are available on the Investment Manager’s website.

(viii)	Legal Entity Identifiers

By agreeing to this Agreement, the Adviser confirms that it has obtained and will renew and maintain the Legal Entity Identifier (“LEI”) that pertains to it and, if it is acting on behalf of one of more principals, each principal on whose behalf it may be acting. The Adviser agrees to immediately inform the Investment Manager in writing of any changes to such LEI codes and of any new LEI codes issued to the Adviser or any principals on behalf of which it acts upon request from the Investment Manager. The Adviser will provide the Investment Manager with such information as is necessary for it to perform its obligations under applicable law or regulation.

If the Adviser fails to provide the Investment Manager with its LEI, the Investment Manager will be prohibited from entering into transactions on the Adviser’s behalf and as a consequence the Investment Manager reserves the right to suspend activity on the Adviser’s account until it has provided the Investment Manager with its LEI. Further, the Investment Manager reserves the right to terminate the portfolio management service if the Adviser fails to provide an accurate and complete LEI.

“LEI code” means a validated and issued legal entity identifier code the length and construction of which are compliant with the ISO 17442 standard and which is included in the Global LEI database maintained by the Central Operating Unit appointed by The Legal Entity Identifier Regulatory Oversight Committee.

(ix)	Reporting

The Investment Manager will send the Adviser portfolio management valuation reports at a frequency agreed with the Adviser but no less than annually. The Investment Manager will send the Adviser a report on losses by the end of that business day where the overall value of its portfolio, as evaluated at the beginning of each reporting period, depreciates by 10% and thereafter at multiples of 10%. If the threshold is exceeded on a non-business day, the Investment Manager will send this report by the end of the next business day.

(x)	Communication

All communications whether written, spoken, electronic or in any other form between the Investment Manager and the Adviser shall be in English. The Adviser may communicate with the Investment Manager in in person, by fax, by telephone or in writing including email. The Adviser consents to communication through electronic mail where an email address has been provided for such purposes.

(xi)	Costs and Charges

The Investment Manager will separately provide the Adviser with appropriate information in good time with regard to all costs and related charges in accordance with the Regulations. Such information shall include information relating to the portfolio management services and any third-party payments. The information about all costs and charges may be aggregated, and an itemised breakdown may be provided on request. Without prejudice to these obligations, the Adviser hereby agrees to a limited application of the detailed information requirements on costs and associated charges contained in Article 50 of Commission Delegated Regulation (EU) 2017/565 of 25 April 2016.

(xii)	Recording of Telephone Communications

Telephone conversations and electronic communications will be recorded where such communications result or may result in a transaction in a financial instrument. Internal telephone conversations and electronic communications that relate to the handling of orders and transactions will be recorded. A copy of the recording of such conversations and communications will be available on request for a period of up to seven years. By dealing with the Investment Manager after receiving signing this Agreement, the Investment Manager will assume that the Adviser gives its consent to this practice.

(xiii)	Complaints

Should the Adviser have any complaint about the Investment Manager’s conduct or performance under this Agreement, please direct such complaints to the Investment Manager’s Compliance Department Compliance@kbigi.com. All complaints will be handled in accordance with the Investment Manager’s Complaints Policy, which is available on request.

(xiv)	MiFID Consents

Under the Regulations the Investment Manager is required to obtain certain consents related to the publication of information and the execution of orders. Further information relating to this is set out in Schedule 2 to this Exhibit.

(xv)	Bribery

The Adviser represents and warrants that it:

1)

to its knowledge it has never been involved in any acts of corruption, including bribery, involving the Investment Manager, the Investment Manager’s affiliates or other investment managers appointed by it to provide investment advisory services. Corruption means requesting, offering, giving or accepting, directly or indirectly, a bribe or any other advantage or prospect thereof, which distorts the proper performance of any duty or behaviour required of the recipient of the bribe, the undue advantage or the prospect thereof; and

2)	is in compliance with the applicable regulations prohibiting corruption, and will not take part in any act of corruption in the performance of this Agreement.

Any act of corruption concerning the Adviser will authorize the Investment Manager to terminate this contract without prior notice.

(xvi)	Data Protection

The Investment Manager will act as data controller (and in certain circumstances data processor) within the meaning of the General Data Protection Regulation (GDPR) in Ireland and Europe. The Adviser hereby consents to the processing and use by the Investment Manager and its agents of personal data (as defined in the GDPR) given by the Adviser under this Agreement for the provision of services to the Adviser.

Schedule 1

Information on Financial Instruments

Descriptions of the most comment types of Financial Instruments are outlined below.

1. COLLECTIVE INVESTMENT SCHEMES

1.1 These funds operate by allowing the monies to be pooled together and managed on behalf of the unit-holders by a management company. The investment strategy is set out in a prospectus, which is available upon request. These investment products are commonly known as investment funds.

1.2 These funds may be subject to volatility, especially in the short term and some are likely to be more volatile than others. This will be based, among other things, on the nature and size of the underlying securities and the liquidity/price of the underlying securities. The performance in any market environment will be impacted by the strategy being implemented and the underlying assets held within the fund.

1.3 In the event of the insolvency of the issuer of the instrument, there is a risk that you may lose some or all of your initial investment.

2. COMPANY SHARES (EQUITIES)

2.1 Equities are shares in the ownership of a company—hence why they are sometimes simply called ‘shares’. Share prices can be volatile and for this reason they should be considered as higher risk investments. However, because of the higher risks involved, equities generally provide better return over the longer term than other types of investment. Companies that make a profit may reward their shareholders by issuing dividends on a semi-annual or annual basis. Shareholders also benefit from any growth in the share price of the company, which is commonly known as capital gain.

2.2 Share portfolios are at a greater risk of significant loss if there is a lack of diversity i.e. an overreliance on stocks in one particular company, industry sector or country. The liquidity of shares is a critical factor, this refers to your ability to realise shares when you so wish. Shares in companies that are not traded frequently can be very difficult to sell. Many shares that are traded on Stock Exchanges are bought and sold infrequently and finding a buyer may not always be easy. As well as the Official List, the Irish Stock Exchange also operates a market called the Irish Enterprise Market, or IEX. The UK equivalent of IEX is the Alternative Investment Market, or AIM. IEX and AIM are markets designed primarily for emerging or smaller companies to which a higher investment risk tends to be attached by comparison to larger or more established companies. Shares listed on these markets may not trade as frequently as other shares; in which case you may find it very difficult to sell shares that you buy.

2.3 In positive market conditions shares will tend to be one of the best performing asset classes, while in negative environments there is potential to lose much of your initial investment.

2.4 In the event of insolvency of the issuer of the share, there is a risk that you may lose some or all of your investment.

3. BONDS

3.1 A bond is a promise to pay, issued by a government or a company in return for the loan of cash. In most cases, a fixed rate of interest is payable to the bondholder, and the bond issuer promises to pay back the amount borrowed (the face value of the bond) at a certain time in the future. As the issuer has committed to pay back the money that has been lent, bonds are generally considered to be lower risk investments than equities. The value of a bond during its lifetime is mainly dependent on current and projected interest rates.

3.2 In positive market conditions, bonds are likely to perform better due to reduced default risk and an increased likelihood of repayment of interest / principal. However, negative economic conditions may increase the prospect of the issuer not repaying principal / interest, thus exposing the bondholder to potential loss.

3.3 While regarded as one of the safest financial instruments, Government Bonds still have the potential to perform poorly in negative market conditions. Long-dated Government Bonds will tend to be less liquid than their short-dated counterparts.

3.4 Such bonds may offer a high level of coupon payments but are subject to a greater risk of capital loss. While all bonds may suffer from poor performance in negative market conditions, ‘junk’ bonds will tend to underperform relative to high-yield bonds, which in turn will likely underperform relative to investment grade bonds. Conversely, ‘junk’ bonds will tend to outperform high yield bonds in positive environments, which will usually outperform investment grade bonds.

3.5 Trading in the bonds of smaller companies is less frequent than larger companies and therefore may be subject to periods of illiquidity. Investors seeking to realise their investments at this point may have to accept a price at a significant discount to the last trade to exit the position.

3.6 Bonds issued by financial institutions have specific risks that should be understood before investing in them. This includes the potential to be ‘bailed in’ under the Bank Resolution & Recovery Directive (BRRD) or to be converted to an equity holding if the bond is a contingent convertible security (CoCo).

3.7 In the event of the insolvency of the issuer of the bond, there is a risk that you may lose some or all of your original investment.

4. MONEY MARKET INSTRUMENTS

4.1 The money market is a highly liquid professional dealer market that facilitates the transfer of funds (generally in very large denominations) between borrowers and lenders. It generally relates to those instruments that allow for borrowing and lending periods ranging from one day to one year.

4.2 Although money market instruments carry less risk than long-term debt they are not completely without risk. Different instruments carry varying degrees of risk depending on the nature of the lending agreement and the identity of the lender. Potential investors should be aware of such details prior to entering into any money market transactions. In positive economic environments, money market instruments tend to be low-risk investments with returns in line with the prevailing interest rates available. However, in negative market conditions or times of market stress investors may suffer a capital loss. While generally very liquid instruments, in times of market crises, investors may have to exit their position at a discount to capital originally invested.

4.3 Common money market instruments include: Exchequer Notes, Commercial Paper, Treasury Bills, Repurchase Agreements and Bankers Acceptances.

4.4 In general, other than the cost of acquiring money market instruments, investors are not subject to any margin requirements or financial commitments / liabilities. As the value of money market instruments may fall as well as rise there is a risk that you may lose some or all of your original investment.

4.5 In the event of the insolvency of the issuer of the instrument, there is a risk that you may lose some or all of your original investment.

5. CURRENCY FORWARD CONTRACTS

5.1 A currency forward is a contract that locks in the exchange rate for the purchase or sale of a currency on a future date. A currency forward is typically used as a hedging tool that does not involve any up-front payment. Such a contract may be entered into on a “rolling” basis, by which the expiry or maturity of the option is extended, which allows an investor to extend the trading position beyond the initial expiration of the contract.

5.2 Currency forward contracts involve the possibility that the market for them may be limited with respect to certain currencies and, upon a contract’s maturity, the possible inability to negotiate with the dealer to enter into an offsetting transaction. There is no assurance that an active forward currency contract market will always exist. These factors restrict the ability to hedge against the risk of devaluation of currencies in which a substantial quantity of securities is being held for a Fund and is unrelated to the qualitative rating that may be assigned to any particular security.

5.3 The profit or loss for currency forward contracts will, by their nature, be affected by fluctuations in currency rates.

5.4 In the event of the insolvency of the issuer of the derivative, there is a risk that you may not be able to exercise the option granted by a currency forward contract.

Schedule 2

MIFID II Consent

1.

MIFID II and certain other laws and regulations permit the Investment Manager to provide information (e.g. policies) that is not addressed to the Adviser personally by means of a website. By signing this Agreement, you give consent to the Investment Manager to provide such information via a website.

2.

When executing orders on behalf of the Adviser, the Investment Manager is required by the Markets in Financial Instruments Directive (“MiFID II”) to obtain consents in relation to how it instructs its approved brokers to handle certain of those orders. Upon signing this Agreement the Adviser consents to:

a.	The execution of the Adviser’s orders outside of a MiFID trading venue e.g. outside a Regulated Market, Multilateral Trading Facility or Organised Trading facility.

b.

Allowing the Investment Manager’s approved brokers to use their discretion not to immediately make public unexecuted limit orders in shares. The Investment Manager shall not request the broker they trade with to immediately make public any limit order in respect of shares admitted to trading on a Regulated Market or traded on a Trading Venue which is not immediately executed under prevailing market conditions.

MiFID Consents Information Sheet

What are the MiFID II order handling consent requirements?

The Investment Manager is required to obtain the Adviser’s consent for:

(a)	Trading Away from a Trading Venue[1]

The MIFID Requirements	Explanation Examples	With Consent	Without Consent
KBI requires a client’s consent to execute any order on their behalf outside a European Economic Area (“EEA”) regulated market or multilateral trading facility (“MTF”), or, following the introduction of MiFID II, an Organised Trading Facility (“OTF”).

The following are examples of trading outside a regulated market, MTF, or (where applicable) OTF for which we require consent:

•  Crossings by the Broker

•  Access to liquidity from the Brokers Systematic Internaliser (available following the introduction of MIFID II)

		KBI will, through the brokers, be able to access liquidity on regulated venues that are not in the EEA.	KBI will have to direct the brokers to only route to and execute orders on regulated markets, MTFs and OTFs in the EEA.

(b)	Handling of Limit Orders[2]

The MIFID Requirements	Explanation / Examples	With Consent	Without Consent
Absent consent to the contrary, the brokers KBI uses are required to publish to a regulated market or MTF a limit order that is not immediately executable

Client consent will allow KBI to direct the brokers to exercise discretion, in accordance with its execution instructions and their best execution and order handling policy, as to whether and when to represent our orders on such a venue, and with what price and size parameters.

Note this does not mean publication of information about KBI or its clients.

		The brokers may use their discretion, for example, to only place a small part of our order into the market at any given time, so as to mitigate information leakage	For not executable/ non- marketable limit orders, the brokers will submit our entire order to a regulated market or MTF.

[1]

A Trading Venue means a Regulated Market, Multilateral Trading Facility (MTF) or an Organised Trading Facility (OTF), as defined under MiFID II and, in particular, related national implementing measures.

[2]	A Limit Order means an order to buy or sell a financial instrument at its specified price limit or better and for a specified size